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                                                                    EXHIBIT 99.1

             Interliant, Inc. Files For Bankruptcy Court Protection

      CEO Bruce Graham Resigns and CFO Frank Alfano Assumes Leadership Role
                         Operations to Continue Normally

PURCHASE, NEW YORK, AUG. 5, 2002 - Interliant, Inc. (OTCBB: INIT) today announced that Interliant and all of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Chapter 11 allows a company to continue operating in the ordinary course of business and to maximize recovery for the company's stakeholders. The filings will enable the company to continue to conduct business as usual while it executes a reorganization plan that is designed to improve the company's financial condition. Interliant's United Kingdom subsidiaries are not included in the filing and will also continue to operate normally.

The company announced that it has entered into an agreement with Silicon Valley Bank, its primary secured lender, granting it consensual use of its cash collateral which the company believes provides it adequate funding to allow it to maintain operations in the normal course until Debtor-in-Possession (DIP) financing is obtained.

Interliant also announced that it is in the process of securing DIP financing to supplement the company's cash flow during the Chapter 11 proceedings. The company has signed a letter of intent with a lender and hopes to close with them in a few weeks, but has indicated that obtaining the financing and the timing of a closing is still uncertain.

The company believes that DIP financing will provide a source of funds that will allow the company to operate its business normally while it focuses on its current business plan and strengthens its balance sheet. This anticipated additional liquidity is expected to enable the company to satisfy the obligations of its daily operations, including the timely payment for new services, employee wages and other obligations. Any DIP financing will be subject to approval by the Bankruptcy Court.

Interliant also announced today the resignation of Bruce Graham as its President and Chief Executive Officer. Mr. Graham will remain a member of Interliant's Board of Directors. Francis J. Alfano, Interliant's Chief Financial Officer, has assumed the positions of CEO and President, and has also been appointed as a director of the company. "Bruce has done an outstanding job leading Interliant though our change in strategic focus over the last 16 months, driving substantial improvement in our operations and management of the business," said Mr. Alfano. "We wish him the best in his future endeavors, and thank him for his dedicated service to Interliant."

Before serving as Interliant's chief financial officer, Frank Alfano was Interliant's senior vice president of Corporate Development, with responsibility for strategic business relationships and all merger and acquisition activities.

"Chapter 11 enables us to continue the progress we have made in restructuring the business, continuing to deliver top-quality service to our customers, create value for our creditors, and continue our role in the IT infrastructure market," said Alfano. "We believe this period of reorganization will help us regain our financial stability and we hope to emerge from Chapter 11 as quickly as possible, with our ability to deliver industry-leading managed IT infrastructure services intact."

The company also announced today that Steve Munroe resigned as the company's chief operating officer as of July 24, 2002 and that Thomas Dircks and Merril Halpern of Charterhouse Group International, and Charlie


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Feld of The Feld Group, resigned from its Board of Directors as of August 1,
2002. Charterhouse Group International and The Feld Group will continue to be represented on the company's board, each through a single board seat.

For more information on Interliant's reorganization, please visit the Interliant Web site at http://www.interliant.com/restructuring.

Interliant is a trademark of Interliant, Inc., in the United States, other countries, or both.

This press release contains forward-looking statements that can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "plan," "forecast" and similar words and expressions. Such forward-looking statements involve risks and uncertainties that may cause actual results, performance, achievements and the timing of certain events to differ significantly from the results discussed or implied in the forward-looking statements. Therefore, no forward-looking statement can be guaranteed. Important factors to consider in evaluating such forward-looking statements include uncertainty that demand for our services will increase and other competitive market factors, changes in Interliant's business strategy or an inability to execute Interliant's strategy due to unanticipated changes in its business, its industry or the economy in general, unforeseen difficulties in integrating acquisitions and other factors set forth more fully in Interliant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors affecting Interliant's forward-looking statements and investors therefore should not consider any list of factors affecting Interliant's forward-looking statements to be an exhaustive statement of risks, uncertainties or potentially inaccurate assumptions. Interliant does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that Interliant's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.